Exhibit 99.1

Healthcare Triangle, Inc. Appoints Anand Kumar as Interim CEO

PLEASANTON, Calif., March 12, 2024 - Healthcare Triangle Inc. (Nasdaq: HCTI) (“Healthcare Triangle,” “HCTI” or the “Company”), a frontrunner in healthcare technology has announced the appointment of Anand Kumar as the interim Chief Executive Officer alongside his current role as the Chief Revenue Officer.

Anand is committed to leading the company’s continued commitment to driving innovation in Health Care through the utilization of Digital transformation, Artificial Intelligence (AI) and Large Language Models (LLM). With a wealth of experience and a track record of successfully leading initiatives, Anand is strategically positioned to guide HCTI through its next phase of growth and expansion through this interim period. As a result-oriented executive with over two decades of experience, he has consistently driven organizations to the forefront of infrastructure modernization, data democratization, AI integration, application modernization, and cloud security. His deep expertise in the pharmaceutical, life-sciences, and healthcare industries uniquely equips him to navigate the intricacies of operating in highly regulated environments.

“Anand Kumar’s appointment as the interim CEO reflects our confidence in his ability to execute the company’s strategic growth plan,” stated Dave Rosa, Chairman at Healthcare Triangle, Inc. “His extensive commercialization experience and history of driving growth in a variety of health care companies are well-aligned with the company’s growth objectives.”

About Healthcare Triangle

Healthcare Triangle, Inc., based in Pleasanton, California, reinforces healthcare progress through breakthrough technology and extensive industry knowledge and expertise. We support healthcare including hospitals and health systems, payers, and pharma/life sciences organizations in their effort to improve health outcomes through better utilization of the data and information technologies that they rely on. Healthcare Triangle achieves HITRUST Certification for Cloud and Data Platform (CaDP), marketed as CloudEzTM, DataEzTM and readabl.ai HITRUST Risk-based, 2-year (r2) Certified status demonstrates to our clients the highest standards for data protection and information security. Healthcare Triangle enables the adoption of new technologies, data enlightenment, business agility, and response to immediate business needs and competitive threats. The highly regulated healthcare and life sciences industries rely on Healthcare Triangle for expertise in digital transformation encompassing the cloud, security and compliance, identity management, data lifecycle management, healthcare interoperability, and clinical and business performance optimization. www.healthcaretriangle.com.

Contact

Investors:

1-800-617-9550

ir@healthcaretriangle.com